Exhibit 10.3

Execution Version

_____________ 2026

Veraxa BioTech GmbH
(as Pledgor)

and

HBC Collateral Agent LLC
(as Collateral Agent)

ACCOUNT PLEDGE AGREEMENT

Maximilianstrasse 13
80539 Munich, Germany
Tel: +49.89.2080.3.8000
www.lw.com

Contact: Dr. Christian Jahn

- i -

This ACCOUNT PLEDGE AGREEMENT (the “Agreement”) is made

AMONG:

(1)	Veraxa Biotech GmbH, a limited liability company (Gesellschaft mit beschränkter Haftung) organised under the laws of Germany, having its registered seat in Im Neuenheimer Feld 584, 69120 Heidelberg and registered with the commercial register at the local court of Mannheim under registration number HRB 740261 as pledgor (“Pledgor”); and

(2)	HBC Collateral Agent LLC, a Delaware limited liability company, with business address at c/o Hudson Bay Capital Management LP 290 Harbor Drive, 3rd Floor, Stamford, CT 06902, USA, acting in its capacities as collateral agent for the benefit of the Holders (as defined below) (the “Collateral Agent”).

WHEREAS:

(A)	Veraxa Biotech AG a public limited company organized under the Laws of Switzerland with offices located at Talacker 35, 8001 Zurich, Switzerland (“Veraxa Biotech AG”) and Veraxa Biotech Holding AG, a company limited by shares organized under the Laws of Switzerland with offices located at Talacker 35, 8001 Zurich, Switzerland (the “Issuer”) have entered into a securities purchase agreement dated May [●], 2026 (the “Securities Purchase Agreement”) with Voyager Acquisition Corp., a Cayman Islands exempted company with offices located at 131 Concord Street, Brooklyn, NY 11201 (“Voyager”) and certain investors as buyers (the “Initial Holders”) relating to the offering of up to USD 27,500,000 aggregate principal amount of senior secured notes and designated as the Issuer’s “Senior Secured Notes due 2027” (the “Notes”).

(B)	VERAXA Biotech AG is party to a certain business combination agreement (as the same may be amended, restated or supplemented from time to time, the “Merger Agreement”), dated April 22, 2025, by and among the Issuer, Voyager, and the other parties thereto, pursuant to which, among other things, (i) Voyager will merge with and into Veraxa Cayman Merger Sub, an exempted company limited by shares incorporated under the laws of the Cayman Islands (“Merger Sub”), with Merger Sub surviving such merger and (ii) the VERAXA Biotech AG will merge with and into the Issuer, with the Issuer surviving such merger as a publicly traded company (collectively, the “deSPAC Transaction”).

(C)	The Pledgor is a 100% subsidiary of VERAXA Biotech AG.

(D)	It is a condition under the Securities Purchase Agreement that the Pledgor enters into certain security agreements, including the pledge of its rights and claims relating to its Bank Accounts (as defined below) to the Collateral Agent as security for its respective claims against the Issuer under and in connection with the Notes.

IT IS AGREED as follows:

1.	Definitions and Interpretation

1.1	Unless otherwise defined in this Agreement, words and expressions defined in the Securities Purchase Agreement shall have the same meaning when used in this Agreement; furthermore, in this Agreement:

“Account Bank” means each bank where a Bank Account is held.

“Ancillary Rights” means any and all present and future, actual and contingent rights and claims (including monetary claims for damages) of the Pledgor arising out of the underlying contractual or other relationship under which the Bank Accounts are created, including but not limited to, unilateral rights (Gestaltungsrechte) of the Pledgor.

“Bank Accounts” means the bank accounts of the Pledgor, including those listed in Schedule 1 (Bank Accounts) hereto and including any sub-accounts (Unterkonten) and any further accounts and future accounts held by the Pledgor with any bank in Germany and all rights and claims pertaining thereto and any renewal, replacement and extension thereof.

“Default” means any Default or Event of Default (as each such term is defined in the Notes) under the Notes.

“Holder” means the Initial Holders and each future holder of any of the Notes.

“Notes Documents” means the Securities Purchase Agreement, the Notes and the other Transaction Documents (as defined in the Securities Purchase Agreement).

“Parties” means the parties to this Agreement.

“Pledges” means the pledges created pursuant to Clause 2 (Pledge).

“Secured Claims” means all present, future, actual and/or contingent claims (Ansprüche) of whatever nature of the Collateral Agent against the Issuer under or in connection with the Notes Documents (as amended, supplemented or restated from time to time and including, without limitation, any increase of existing or introduction of new payment obligations or extension of term) including, without limitation, claims of the Collateral Agent under any guarantee, abstract acknowledgement of debt (abstraktes Schuldanerkenntnis) or other form of parallel debt and any claims based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

1.2	Any reference in this Agreement to a defined document is a reference to that defined document as amended (however fundamentally), supplemented, novated, restated or superseded from time to time.

1.3	A reference to any person in this Agreement includes such person’s successors, transferees and assignees.

1.4	Whenever in this Agreement reference is made to the Collateral Agent, such reference shall be deemed to be a reference to the Collateral Agent acting as trustee for the benefit of the Holders, unless otherwise provided herein.

1.5	Where the context so permits, the singular includes the plural and vice versa.

1.6	The headings in this Agreement are for convenience only and are to be ignored in construing this Agreement.

1.7	“Promptly” means without undue delay (unverzüglich) within the meaning of Section 121 para. 1 German Civil Code.

1.8	This Agreement is made in the English language. For the avoidance of doubt, the English language version of this Agreement shall prevail over any translation of this Agreement. However, where a German translation of a word or phrase appears in the text of this Agreement, the German translation of such word or phrase shall prevail throughout this Agreement.

2.	Pledge

2.1	Pledges of Bank Accounts and Ancillary Rights

The Pledgor hereby pledges to the Collateral Agent its rights and claims relating to the present and future credit balance on each of its Bank Accounts including all interest payable thereon and all Ancillary Rights pertaining to such Bank Accounts.

2.2	Current Account

If and to the extent that there are any genuine or non-genuine current account (Kontokorrent) Bank Accounts between the Pledgor and any of the Account Banks or if such a relationship is entered into at any time after the date hereof, the Pledgor hereby pledges to each of the Collateral Agent in addition to the foregoing its rights to terminate any such current account relationship and the right to determine the present balance as well as any claims resulting from balances already drawn or to be drawn in the future.

2.3	Acceptance

The Collateral Agent hereby accepts the Pledges created pursuant to Clauses 2.1 (Pledges of Bank Accounts and Ancillary Rights) and 2.2 (Current Account).

2.4	Independent Pledges

The validity and effect of each of the Pledges shall be independent from the validity and the effect of any of the other Pledges. The Pledges to the Collateral Agent shall be separate and individual pledges.

3.	Security purpose

The Pledges are constituted in order to secure the prompt and complete satisfaction of any and all Secured Claims of the Collateral Agent. The Pledges shall also cover any future extension (Erweiterung) of the Secured Claims and the Pledgor herewith expressly agrees that the provisions of Section 1210 para. 1 sentence 2 German Civil Code shall not apply to this Agreement.

4.	Notification of pledge

(a)	The Pledgor undertakes to (i) notify the relevant Account Bank and any other relevant third party of the Pledges granted by it substantially in the form set out in Schedule 2 Part I (Notification of Pledge) attached to this Agreement by registered mail (Einschreiben mit Rückschein) promptly and in any event within five (5) Business Days after the date of this Agreement and within ten (10) Business Days after the opening of any new Bank Account and (ii) to use reasonable endeavours to procure that the Account Bank promptly and in any event within twenty (20) Business Days acknowledges receipt of the notification in substantially the form set out in Schedule 2 Part II (Acknowledgement of Receipt) and accepts the terms thereof. The Pledgor will keep the mail receipt of the notification and promptly, but in any case within five (5) Business Days from its receipt, send a copy of both the mail receipt and the acknowledgement to the Collateral Agent. Upon expiry of this period and if no duly countersigned notification can be obtained from the relevant Account Bank, the obligation to obtain a countersigned notification from the relevant Account Bank ceases, provided that the failure to receive such countersigned notification shall in no way impact or effect the validity of the Pledge.

(b)	The Pledgor hereby authorises the Collateral Agent to provide any Account Bank, upon its request in case it has doubts about the Pledges notified to it according to this Clause 4, with a copy of this Agreement.

(c)	The Pledgor hereby authorises the Collateral Agent, if the Pledgor has failed to comply with Clause 4(a), to notify any Account Bank on its behalf of the Pledges for the purpose of Clause 4(a) above. This authorisation does not release the Pledgor from its obligations under Clause 4(a) above.

5.	Authorisation

(a)	Unless the Collateral Agent gives notice to the contrary to the Pledgor or the Account Bank (with a notice to the Pledgor to follow), the Pledgor shall have the right to exercise all rights and powers in respect of each of the Bank Accounts without limitation.

(b)	The Collateral Agent shall only be entitled to revoke the authorisation if a Default has occurred that has not been cured or waived.

6.	Representations and Warranties

The Pledgor represents and warrants to the Collateral Agent that

(a)	it is duly incorporated, validly existing, and neither unable to pay its debts as and when they fall due (zahlungsunfähig), nor over-indebted (überschuldet) or subject to imminent illiquidity (drohende Zahlungsunfähigkeit) (all within the meaning of sections 17 to 19, inclusive, German Insolvency Act (Insolvenzordnung)) nor subject to any insolvency proceedings (Insolvenzverfahren) or any other similar proceedings under any other applicable jurisdiction and that no petition for the commencement of insolvency proceedings has been filed against it;

(b)	it has obtained all necessary authorisations (including all corporate power and resolutions, such as shareholders’ resolution and/or a management board resolution approving the terms of this Agreement, each if necessary) to enter into and perform the obligations under this Agreement;

(c)	it does not hold any bank account other than those listed in Schedule 1 (Bank Accounts) hereto;

(d)	its agreements with any Account Bank are governed by German law;

(e)	save for the Pledges and save for any pledges of the relevant Account Bank existing pursuant to its general business conditions (Allgemeine Geschäftsbedingungen) solely it is entitled to (i) any rights and claims relating to the present and future credit balance on each of its Bank Accounts and (ii) dispose of any such rights and claims; and

(f)	save for the Pledges and save for any pledges of the relevant Account Bank existing pursuant to its general business conditions (Allgemeine Geschäftsbedingungen), its Bank Accounts are free and clear of any pledges, liens, encumbrances or other third party rights as of the date hereof.

7.	Undertakings

The Pledgor undertakes

(a)	to procure that:

(i)	all cash and all present and future receivables of the Pledgor are duly paid into the Bank Accounts or any other bank accounts pledged to the satisfaction of the Collateral Agent; and

(ii)	any and all of its debtors will be instructed to make payment into such Bank Accounts or any other bank accounts pledged to the satisfaction of the Collateral Agent;

(b)	to inform the Collateral Agent promptly after becoming aware of, and in any event no later than within two (2) Business Days thereafter, of any attachments (Pfändung) in respect of any of the Bank Accounts or any other events, circumstances or measures which may impair or jeopardise the Collateral Agent’s rights or interests relating thereto. In the event of an attachment, the Pledgor undertakes in relation to its Bank Accounts to promptly, and in any event no later than two (2) Business Days, after receipt, forward to the Collateral Agent a copy of the attachment order (Pfändungsbeschluss), the garnishee order (Überweisungsbeschluss) and all other documents necessary for a defence against the attachment. The Pledgor shall promptly, and in any event no later than two (2) Business Days after becoming aware of, inform the attaching creditor of the Collateral Agent’s security interests hereunder;

(c)	to release each Account Bank for the benefit of the Collateral Agent from its obligations to maintain confidentiality (Bankgeheimnis) in relation to the Bank Accounts and to instruct each Account Bank to provide the Collateral Agent with all information concerning the Bank Accounts reasonably requested by it. The Pledgor shall not revoke such instruction during the term hereof, except with the prior written consent of the Collateral Agent;

(d)	not to close the Bank Accounts without the Collateral Agent’s prior written consent, unless all funds standing to the credit of the Bank Account are transferred from the Bank Account to be closed to another Bank Account pledged under this Agreement and to promptly, and in any event no later than within two (2) Business Days, notify the Collateral Agent of any further bank accounts it opens with any bank or financial institution in Germany or elsewhere; and

(e)	not to encumber or otherwise dispose of the claims in respect of the Bank Accounts (or any of them) or to grant to any third party any rights in respect of any Bank Account without the prior written consent of the Collateral Agent other than the pledges of the relevant Account Bank existing pursuant to its general business conditions (Allgemeine Geschäftsbedingungen).

8.	Enforcement

8.1	Enforcement right

If and when the requirements set forth in Sections 1273 para. 2, 1204 et seq. German Civil Code with regard to the enforcement of pledges are met (Pfandreife), the Collateral Agent may realise the Pledges (or any part thereof) by way of collecting the credit balances from the Bank Accounts or in any other way permitted under German law, in any case notwithstanding Section 1277 German Civil Code and without obtaining an enforceable judgment or other instrument (vollstreckbarer Titel).

8.2	Notification

The Collateral Agent shall give the Pledgor one (1) week’s prior written notice of its intention to realise the security interests granted by it hereunder. However, such notice is not necessary to the Pledgor who has ceased to make payments, if an application for the institution of insolvency proceedings or similar proceedings is filed by or against it, if there is reason to believe that observance of the notice period will materially and adversely affect the security interest of the Collateral Agent or if otherwise inappropriate (untunlich) in the meaning of Section 1234 para. 1 German Civil Code.

8.3	Collateral Agent’s discretions

The Collateral Agent may determine in its sole discretion which part of the Pledges shall be realised to satisfy the Secured Claims. Section 1230 sentence 2 German Civil Code shall not apply.

8.4	Assistance by Pledgor

If the Collateral Agent seeks to realise the Pledges pursuant to, and in accordance with Clause 8.1 (Enforcement right), the Pledgor shall, at its own expense, render forthwith all assistance reasonably necessary in order to facilitate the prompt realisation of the Pledges, any part thereof and/or the exercise by the Collateral Agent of any other right it may have under German law.

8.5	Proceeds

The Collateral Agent shall be entitled to treat the proceeds resulting from the enforcement of the Pledges as additional collateral for the Secured Claims or apply such proceeds towards the satisfaction of the Secured Claims in accordance with the relevant provisions of the Securities Purchase Agreement.

8.6	No subrogation of claims

If the Pledges are enforced or if the Pledgor has discharged any of the Secured Claims (or any part of them), Section 1225 of the German Civil Code (legal subrogation of claims to a pledgor - Forderungsübergang auf den Verpfänder) shall not apply and no rights of the Collateral Agent shall pass to the Pledgor by subrogation or otherwise.

9.	Limitation of enforcement

(a)	The Collateral Agent agrees not to enforce the Pledges granted by the Pledgor if and to the extent that:

(i)	the Pledges secure the obligations or liabilities of:

(A)	a member of the Group that is not a direct or indirect Subsidiary of the Pledgor; or

(B)	a direct or indirect Subsidiary of the Pledgor if and to the extent the Pledges secure obligations or liabilities of a member of the Group that is not a direct or indirect Subsidiary of the Pledgor

(an “Up-Stream or Cross-Stream Security”); and

(ii)	the Pledgor demonstrates pursuant to paragraph (b) below that the enforcement otherwise had the effect of:

(A)	reducing the net assets (Reinvermögen) calculated in accordance with the accounting principles as consistently applied and the jurisprudence from time to time of the German Federal Supreme Court (Bundesgerichtshof) relating to the protection of liable capital under Sections 30 and 31 of the German Limited Liability Companies Act (“GmbHG”) (as amended from time to time) (the “Net Assets”) of the Pledgor to an amount which is less than the amount required to maintain its stated share capital (Stammkapital); or

(B)	increasing an existing shortage of its stated share capital.

provided that, for the purposes of the calculation of the enforceable amount (if any):

(I)	the amount of any increase of the stated share capital (Stammkapital) of the Pledgor after the date of this Agreement out of retained earnings shall be deducted from the stated share capital (Stammkapital) unless the Collateral Agent has granted its prior written consent to such increase of the stated share capital;

(II)	in case the stated share capital (Stammkapital) of the Pledgor is not fully paid in, the amount by which the stated share capital (Stammkapital) exceeds the amount of the share capital paid in shall be deducted from the stated share capital (Stammkapital);

(III)	loans provided to the Pledgor shall be disregarded if and to the extent such loans are made (A) by a direct or indirect shareholder of the Pledgor or any member of the Group and (B) a waiver (Erlass) of such loan is possible and permitted under the Notes Documents and would not result in the managing director of the creditor of such loan incurring a risk of personal liability; and

(IV)	loans and other liabilities incurred by the Pledgor in wilful or grossly negligent violation of the provisions of the Notes Documents shall be disregarded.

(b)	Subject to paragraph (d) below, the limitations set out in the preceding paragraph shall only apply if and to the extent that:

(i)	within fifteen (15) Business Days following the receipt by the Pledgor of a notice from the Collateral Agent stating that the Collateral Agent intends to enforce the Pledges (the “Enforcement Notice”) the Pledgor has confirmed in writing to the Collateral Agent:

(A)	to what extent the Pledges are an Up-Stream or Cross-Stream Security; and

(B)	of the amount of such Up-Stream or Cross-Stream Security which cannot be enforced as it would otherwise cause its Net Assets to fall below its stated share capital or increase an existing shortage of its stated share capital(setting out in reasonable detail to what extent the share capital would fall below the stated share capital or an increase of an existing shortage would occur, providing an up-to-date pro forma balance sheet and reasonable supporting detail) (the “Management Determination”);

the Management Determination shall be prepared as of the date of the receipt of the Enforcement Notice. The Collateral Agent shall be entitled to enforce the Pledges in an amount which would, in accordance with the Management Determination, not cause the Pledgor’s Net Assets to fall below its stated share capital or increase an existing shortage of its stated share capital; and

(ii)	if the Collateral Agent notifies the Pledgor that it disagrees with the Management Determination, within twenty (20) Business Days following such notice the Pledgor has provided the Collateral Agent (at the cost of the Pledgor) with a determination by auditors of international standard and reputation (the “Auditor’s Determination”) appointed by the Pledgor of the amount that would have been necessary on the date of the receipt of the Enforcement Notice to maintain its stated share capital or to avoid the increase of an existing shortage of its stated share capital. The Auditor’s Determination shall be prepared in accordance with the accounting principles as consistently applied and shall include an up-to-date balance sheet of the Pledgor and shall contain further information (in reasonable detail) relating to the items to be adjusted pursuant to paragraph (a) above. The Collateral Agent shall only be entitled to enforce the Pledges in an amount which on the basis of the Auditor’s Determination (or pending its delivery, on the basis of the Management Determination) can be enforced in compliance with the limitations set out in paragraph (a) above.

(c)	If the Collateral Agent disagrees with the Auditor’s Determination, it shall notify the Pledgor accordingly. The Collateral Agent shall only be entitled to enforce the Pledges up to the amount which on the basis of the Auditor’s Determination can be enforced in compliance with the limitations set out in paragraph (a) above. In relation to the amount which is disputed by the Collateral Agent, it shall be entitled to further pursue the right to enforce the Pledges in court.

(d)	If the Pledges were enforced without limitation because the Management Determination and/or the Auditor’s Determination (as the case may be) was not delivered within the relevant time frame but is then subsequently delivered, the Collateral Agent shall, upon written demand of the Pledgor (such demand to be made no later than three (3) months (Ausschlussfrist) after the enforcement of the Pledges granted by the Pledgor), repay to the Pledgor any amount received by it from the enforcement of the Pledges which is necessary to maintain the Pledgor’s stated share capital or to avoid the increase of an existing shortage of its stated share capital, calculated as of the date of the receipt of the Enforcement Notice.

(e)	Where the Pledgor claims in accordance with the provisions of paragraphs (b) and (d) above that the Pledges can only be enforced in a limited amount, it shall within three (3) months upon request of the Collateral Agent realise, to the extent lawful and at arm’s length terms, any and all of its assets that are shown in its balance sheet with a book value (Buchwert) that is significantly lower than their market value to the extent such assets are not necessary for its business (nicht betriebsnotwendig). After the expiry of the earlier of (i) the expiry of such three (3) months’ period and (ii) the realisation of such assets, the Pledgor shall, within three (3) Business Days, notify the Collateral Agent of the amount of the net proceeds from the sale and submit a statement with a new calculation of the amount of the Net Assets of the Pledgor taking into account such proceeds. Such calculation shall, upon the Collateral Agent’s request (acting reasonably), be confirmed by the Pledgor’s auditor within a period of twenty (20) Business Days following the request.

(f)	The limitations set out in this Clause 9 shall only apply:

(i)	to the extent the Pledgor is not a party to a domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag), unless the existence of such domination and/or profit and loss transfer agreement (Beherrschungs- und/oder Gewinnabführungsvertrag) does not lead to the inapplicability of Section 30 sub-section 1 sentence 1 GmbHG; and

(ii)	if the Pledgor has complied with its obligations pursuant to paragraphs (b) and (e) above; and

(iii)	to the extent that the Pledges do not secure any funds or guarantees which have been on-lent to, or issued for, the benefit of the Pledgor or any of its Subsidiaries and such amounts on-lent or such guarantees have not been repaid or returned prior to the receipt of the Enforcement Notice; and

(iv)	to the extent the Pledgor will not acquire a valuable consideration or recourse claim (vollwertiger Gegenleistungs- oder Rückgewähranspruch) against any of its direct or indirect shareholders at the time of the demand pursuant to paragraph (b) above.

(g)	The limitations set out in this Clause 9 shall not apply if and to the extent that they are not necessary for the purposes of protecting the Pledgor’s directors from any liability under Sections 30, 43 GmbHG.

(h)	No reduction of the amount enforceable under this Clause 9 in accordance with the above limitations will prejudice the rights of the Collateral Agent to continue enforcing such Pledges (subject always to the restrictions set out in this Clause 9 above at the time of such enforcement) until full and irrevocable satisfaction of the amounts owing under the Secured Claims.

10.	Independent and continuing security

This Agreement shall create an independent and continuing security interest and no change or amendment whatsoever in any Notes Document or in any document or agreement related to it, nor (in deviation from Section 418 German Civil Code) any assumption of debt (Schuldübernahme) in relation to the Secured Claims, shall affect the validity or the scope of this Agreement or the obligations which are imposed on the Pledgor pursuant to it.

11.	Release (Sicherheitenfreigabe)

11.1	Satisfaction of Secured Claims

After the Secured Claims have been satisfied in full, the Pledges will expire by operation of law. Upon request of the Pledgor, the Collateral Agent will confirm the expiration of the Pledges to the Pledgor as a matter of record and, in case of realisation pursuant to Clause 8 (Enforcement) hereof, surrender to the Pledgor any excess proceeds arising from the realisation of the Pledges at the cost and expense of the Pledgor, unless the Collateral Agent is obliged to transfer such proceeds to a third party.

11.2	Excessive collateral

If, at any time, the total value of the security interests created under the Notes Documents and realisable on enforcement (the “Realisable Value”) exceeds 110 % of the Secured Claims (the “Limit”) not only temporarily, the Collateral Agent shall on demand of the Pledgor release such Security (Sicherheitenfreigabe) as the Collateral Agent reasonably taking into account the legitimate interests of the Pledgor deems fit so as to reduce the Realisable Value to the Limit. If VAT (Umsatzsteuer) is chargeable on any action taken by the Collateral Agent in enforcing the Transaction Security, the Limit shall be increased by the amount of VAT payable by the Collateral Agent.

12.	Waiver of defences

The Pledgor hereby expressly waives all defences pursuant to Sections 770 paras. 1 and 2, 1211, 1273 German Civil Code; in case of the defence of set-off (Einrede der Aufrechenbarkeit) save to the extent that the Pledgor and/or the relevant Obligor is in a position to discharge its Secured Claims by way of set-off of claims that are either undisputed or have been the subject of a final court judgment against claims of the relevant Finance Party or Finance Parties.

13.	Liability and Indemnity

13.1	Liability for damages

The Collateral Agent shall not be liable for any loss or damage suffered by the Pledgor save in respect of such loss or damage which is suffered as a result of gross negligence or wilful misconduct of the Collateral Agent.

13.2	Indemnification

The Pledgor will indemnify the Collateral Agent and keep the Collateral Agent indemnified against any losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Collateral Agent as a result of any breach of the Pledgor of any of its obligations or undertakings herein contained unless incurred by or made against the Collateral Agent as a result of gross negligence or wilful misconduct of the Collateral Agent.

14.	Costs and expenses

(a)	The Pledgor shall promptly on demand pay (or procure payment) to the Collateral Agent the full amount of all costs, charges, fees and expenses (including fees for legal advisers) payable pursuant to Section 670 German Civil Code.

(b)	Furthermore, it shall promptly on demand pay (or procure payment) to the Collateral Agent the full amount of all reasonably documented costs, charges, fees and expenses (including fees for legal advisers)

(i)	reasonably incurred by it in connection with the preparation, negotiation, execution, notarisation and performance of this Agreement; and

(ii)	incurred by it in connection with the enforcement of this Agreement, or any waiver in relation thereto,

together in each case with any applicable value added tax or other taxes.

15.	Assignment

This Agreement shall be binding upon the Parties and their respective successors in law. If and when the Pledges have been transferred to a third party by operation of law due to a transfer of the Secured Claims in accordance with the Notes Documents, the Collateral Agent shall be entitled to assign or otherwise transfer any and all of its rights and duties under this Agreement to third parties in accordance with the Securities Purchase Agreement provided that the assignee accepts to be bound by the terms of this Agreement. The Pledgor shall not be entitled to transfer its rights to any third party without the prior written consent of the Collateral Agent.

16.	Partial invalidity

If any provision of this Agreement should be or become invalid or unenforceable in whole or in part, this shall not affect the validity or enforceability of the remaining provisions hereof. The invalid or unenforceable provision shall be replaced by such valid and enforceable provision or agreement which best meets the intended purpose of the provision required to be replaced. The same shall apply in the event that this Agreement does not contain a provision which it needs to contain in order to achieve the intended economic purpose as expressed herein.

17.	Amendments

Unless otherwise required by mandatory law, changes and amendments to this Agreement (including to this Clause 17) must be made in writing.

18.	Waivers

No failure or delay by the Collateral Agent in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise or waiver of any right or remedy preclude its further exercise or the exercise of any other right or remedy. The Notes Documents shall not limit or exclude any statutory legal remedies.

19.	Notices and their language

19.1	Contact Details

Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or sent by mail, e-mail, or fax transmission to the following addresses:

For the Pledgor:	Veraxa Biotech GmbH
Address:	Im Neuenheimer Feld 584, 69120 Heidelberg, Germany
Email:	antz@veraxa.com
Attention:	Christoph Antz

For the Collateral Agent: HBC Collateral Agent LLC

Address:	c/o Hudson Bay Capital Management LP
290 Harbor Drive, 3rd Floor Stamford, CT 06902 USA
Attn:	Eric Helenek
Email:	notices@hightrailcap.com hbc.pc.am@hudsonbaycapital

or to such other address as the recipient may notify or may have notified to the other party in writing.

19.2	English language

(a)	Any notice given under or in connection with this Agreement must be in English.

(b)	All other documents provided under or in connection with this Agreement must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Collateral Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

20.	Governing law; jurisdiction

(a)	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with German law.

(b)	The courts of Frankfurt am Main, Germany, shall have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement).

21.	Conclusion of this Agreement (Vertragsschluss)

(a)	This Agreement may be executed in any number of counterparts, and this has the same effect as if the signatures (including by way of Electronic Signing (as defined below)) on the counterparts were on a single copy of this Agreement. The Parties may choose to conclude this Agreement by an exchange of signed (including by way of electronic signing which can also be made, among other options, by (i) signing the document via electronic means on a mobile or other device of whatsoever nature; and/or (ii) adding or pasting a scanned or electronic signature to the signature block on the relevant signature page either manually or by use of software(including, for the avoidance of doubt, DocuSign, Adobe Sign or any other e-signature-application) (in each case an “Electronic Signing”)) signature page(s), transmitted by any means of telecommunication (telekommunikative Übermittlung), such as by way of electronic photocopy (.pdf, .tif, etc.) to an e-mail.

(b)	If the Parties choose to conclude this Agreement pursuant to (a) above, they will transmit the signed signature page(s) of this Agreement to Latham & Watkins LLP, Maximilianstr. 13, 80539 Munich, Germany, Christian Jahn (Christian.Jahn@lw.com) and/or Johanna Wörle (Johanna.Woerle@lw.com) (each a “Recipient”). The Agreement will be considered concluded once one Recipient has received the signed signature page(s) (Zugang der Unterschriftsseite(n)) from all Parties (whether by way of fax, electronic photocopy or other means of telecommunication) and at the time of the receipt of the last outstanding signature page(s) by a Recipient.

(c)	For the purposes of this Clause 21 only, the Parties appoint each Recipient as their attorney (Empfangsvertreter) and expressly allow (gestatten) each Recipient individually to collect the signed (including by way of Electronic Signing) signature page(s) from all and for all Parties. For the avoidance of doubt, each Recipient will have no further duties connected with its position as Recipient. In particular, each Recipient may assume the conformity to the authentic original(s) of the signature page(s) transmitted to it by means of telecommunication, the genuineness of all signatures on the original signature page(s) and the signing authority of the signatories.

(d)	The Parties will provide the Recipients with wet-ink signature pages without undue delay after the Closing Date.

SCHEDULE 1

Bank Accounts1

Account holder	Account number	Bank sort code	Account Bank
Veraxa Biotech GmbH	DE73 6725 0020 0009 2819 83	SOLADES1HDB	Sparkasse Heidelberg

[1]	To be provided by Pledgor.

SCHEDULE 2
Notification of Pledges

Part 1
Notification of Pledge

[Registered mail with return receipt]		[Einschreiben mit Rückschein]

To:	[Account Bank] (the “Account Bank”)	An:	[kontoführende Bank] (die “kontoführende Bank”)

Copy:	[●] (“Collateral Agent”)	Kopie:	[●] (“Sicherheiten-Treuhänder”)

	[banks’ counsel]		[Bankenanwalt]

Date:	[●]	Datum:	[●]

Notification of Pledge - Bank Account(s) No. [●] (“Account(s)”)		Verpfändungsanzeige - Kontonummer(n) [●] (“Konten”) Sehr geehrte Damen und Herren,

We hereby notify you that pursuant to an account pledge agreement dated [●] (“Account Pledge Agreement”) we have pledged in favour of [●] as Collateral Agent and pledgee and in favour of further finance parties as pledgees, all of our rights and claims relating to the present and future credit balance on each of our Account(s) (which shall include all sub-accounts, renewals, replacements and extension thereof) including all interest payable thereon, together with all ancillary rights and claims associated with such Accounts.		hiermit zeigen wir Ihnen an, dass wir gemäß einem Vertrag über die Verpfändung von Bankkonten vom [●] (“Kontenverpfändungsvertrag”) alle Ansprüche im Hinblick auf gegenwärtige und künftige Guthaben auf den oben genannten Konten (inklusive aller Unterkonten, etwaiger Neueröffnungen, Ersatzkonten und Erweiterungen), einschließlich Zinsen, zusammen mit allen Neben- und Hilfsansprüchen zu Gunsten der [●] als Sicherheiten-Treuhänder und Pfandgläubiger und anderer Finanzparteien als Pfandgläubiger verpfändet haben.

Until notice to the contrary from the Collateral Agent, to be served on you as Account Bank, we may continue to operate the Account(s) and in particular may dispose of the amounts standing to the credit of the Account(s). Upon receipt of such aforesaid notice to the contrary, you as Account Bank shall not allow any dispositions by us of amounts standing to the credit of the Account(s).		Solange Sie als kontoführende Bank keine gegenteilige Nachricht vom Sicherheiten-Treuhänder erhalten, sind wir ermächtigt, über das Konto und insbesondere das Kontoguthaben zu verfügen. Im Fall des Erhalts einer entsprechenden Nachricht sind Sie als kontoführende Bank gehalten, keinerlei Verfügungen unsererseits über das Kontoguthaben mehr zuzulassen.

We hereby ask you to waive any rights you may have in connection with the pledge of the Account(s) effected pursuant to your general business conditions (Pfandrechtsaufhebung) for the term of the Pledge notified hereunder. [Subject to your waiver of the Account(s) pledge, we hereby pledge to you the Account(s) under the same terms and conditions as under your general business conditions.]		Wir möchten Sie hiermit bitten, die an den Konten gemäß Ihren Allgemeinen Geschäftsbedingungen bestellten Pfandrechte für die Dauer der hiermit mitgeteilten Verpfändung aufzugeben und auf alle damit im Zusammenhang stehenden Rechte zu verzichten. [Aufschiebend bedingt auf Ihre Pfandrechtsaufgabe verpfänden wir Ihnen hiermit die Konten zu den in Ihren Allgemeinen Geschäftsbedingungen genannten Bedingungen.]

We hereby release you for the benefit of the pledgees from your obligations to maintain confidentiality (Bankgeheimnis) in relation to the Accounts and instruct you to provide the Collateral Agent with all information concerning the Accounts reasonably requested by it.

Wir verzichten hiermit in Bezug auf die Konten zu Gunsten des Pfandgläubigers auf unser Recht auf Vertraulichkeit (Bankgeheimnis). Wir beauftragen Sie hiermit, dem Sicherheiten-Treuhänder auf Verlangen jede gewünschte Information im Hinblick auf das verpfändete Konto zu geben.

In case of an enforcement, we hereby release you from any duty to verify whether or not the conditions precedent to enforcement are met and authorize you to effect any disposal of the account balance as requested by the Collateral Agent without further examination.	Für den Verwertungsfall befreien wir Sie von der Pflicht, das Vorliegen der Verwertungsvoraussetzungen zu prüfen und ermächtigen Sie, vom Sicherheiten-Treuhänder erbetene Verfügungen über Kontoguthaben ohne weitere Prüfung vorzunehmen.

This notification shall be governed by and construed in accordance with German law.	Diese Anzeige unterliegt dem Recht der Bundesrepublik Deutschland.

In the event of any discrepancies in the interpretation of the German and English language texts of this notification, the German text shall prevail.	Bei einer unterschiedlichen Auslegung des deutschsprachigen und des englischsprachigen Textes dieser Anzeige hat der deutschsprachige Text Vorrang.

Please acknowledge receipt of this notice and your agreement to the terms hereof by signing the enclosed acknowledgement of receipt and returning the same to ourselves.	Wir bitten Sie, uns die Kenntnisnahme dieser Verpfändungsanzeige und Ihr Einverständnis mit den oben genannten Bedingungen dadurch zu bestätigen, dass Sie die beigefügte Empfangsbestätigung gegenzeichnen und an uns übersenden.

Yours faithfully,	Mit freundlichen Grüßen

Date/Datum:

For and on behalf of/ Namens und in Vollmacht für [●]

[Pledgor]

Part 2
Acknowledgement of receipt

Acknowledgement of receipt		Empfangsbestätigung

[Letterhead of Account Bank]		[Briefkopf der kontoführenden Bank]

From:	[Account Bank] (“Account Bank”)	Von:	[kontoführende Bank] (die “Kontoführende Bank”)

To:	[Pledgor]	An:	[Verpfänder]

Copy:	[●] as Collateral Agent	Kopie:	[●] als Sicherheiten-Treuhänder

	[banks’ counsel]		[Bankenanwalt]

Date:	[●]	Datum:	[●]

Acknowledgement of Receipt of Notification of Pledge - Bank Account(s) No. [●], of [Date] (“Notification Letter”)		Empfangsbestätigung der Verpfändungsanzeige Kontonummer(n) [●] vom [Datum] (“Verpfändungsanzeige”)

We acknowledge receipt of the Notification Letter and our agreement to the terms thereof and confirm that we have neither received any previous notice of pledge relating to the Account(s) nor are we aware of any third party rights in relation to the Account(s). We hereby grant our consent on behalf of ourselves and our legal successors in title to the pledge of any claims arising out of the Account(s).		Wir bestätigen den Erhalt der obigen Verpfändungsanzeige und unser Einverständnis damit und versichern, dass wir in Bezug auf die verpfändeten Konten weder bereits eine vorhergehende Verpfändungsanzeige erhalten haben noch uns etwaige Rechte Dritter an einem verpfändeten Konto bekannt sind. Wir erteilen hiermit zum bezeichneten Pfandrecht an allen Ansprüchen aus den verpfändeten Konten unsere Einwilligung im eigenen Namen und in dem unserer Rechtsnachfolger.

We hereby agree not to make any set-off or deduction from the Account(s) or invoke any rights of retention in relation to the Account(s) [other than in relation to charges payable in connection with the maintenance of the Account(s) or other bank charges or fees payable in the ordinary course of business].		Wir verzichten hiermit unwiderruflich und bedingungslos auf unsere Ansprüche bzgl. des verpfändeten Kontos sowie auf jegliche Aufrechnungs- und Zurückbehaltungsrechte [mit Ausnahme solcher Ansprüche, die sich aus der Aufrechterhaltung des Kontos sowie aus Bankgebühren und Entgelten im gewöhnlichen Geschäftsverkehr ergeben].

We hereby waive all our rights in connection with the pledge of the Account(s) (Pfandrechtsaufgabe) under our general business conditions for the term of the Pledge notified under the Notification Letter [and accept the pledge declared by you in the Notification Letter].		Wir geben hiermit die gemäß unserer Allgemeinen Geschäftsbedingungen an den Konten bestellten Pfandrechte auf und verzichten auf alle mit diesen Pfandrechten im Zusammenhang stehenden Rechte für die Dauer der mit der Verpfändungsanzeige mitgeteilten Verpfändung. [Wir nehmen hiermit die von Ihnen in der Verpfändungsanzeige erklärte Verpfändung der Konten an.]

[We acknowledge that by waiving our pledge under the general business conditions and accepting the pledge declared by you in the Notification Letter we will rank behind all the pledges over the Account(s) granted by you to the Pledgees pursuant to the Account Pledge Agreement.]	[Wir bestätigen, dass wir mit Aufgabe der Pfandrechte an den Konten gemäß unserer Allgemeinen Geschäftsbedingungen und Annahme der von Ihnen in der Verpfändungsanzeige erklärten Verpfändung der Konten hinter den Kontenverpfändungen durch Sie im Rahmen des Kontoverpfändungsvertrages zugunsten der Pfandgläubiger zurücktreten.]

We acknowledge our release from our obligations to maintain confidentiality (Bankgeheimnis) in relation to the Accounts and agree to provide the Collateral Agent with all information concerning the Accounts reasonably requested by it, and to comply with any request by the Collateral Agent to dispose of the account balance without further examination.	Wir bestätigen die Kenntnisnahme vom Verzicht auf das Bankgeheimnis in Bezug auf die Konten und erklären uns damit einverstanden, dem Sicherheiten-Treuhänder alle Informationen zu den Konten zukommen zu lassen, die dieser vernünftigerweise anfordert sowie dessen Anweisungen betreffend Verfügungen über das Kontoguthaben im Verwertungsfall ohne weitere Prüfung umzusetzen.

Date/Datum:

For and on behalf of/ Namens und in Vollmacht für [●]
[Account Bank]

Signatures

The Pledgor

VERAXA Biotech GmbH

Signature:	Signature:

Name:	Name:
Title:	Title:

High Trail – Signature Page to Account Pledge Agreement

The Collateral Agent

HBC Collateral Agent LLC

Signature:

Name:
Title:

High Trail – Signature Page to Account Pledge Agreement

Execution Version

Bank Account Pledge Agreement

dated	[●] 2026

between	Veraxa Biotech Holding AG Talacker 35 8001 Zurich Switzerland (CHE-441.201.868)
as pledgor (the “Pledgor”)

and

HBC Collateral Agent LLC

c/o Hudson Bay Capital Management LP

290 Harbor Drive, 3rd Floor
Stamford, CT 06902
USA

as collateral agent and pledgee, acting for itself (including as creditor of the Parallel Debt) and as direct representative (direkter Stellvertreter) in the name and for the account of all other Secured Parties (the “Collateral Agent”)

and	the Holders as pledgees, represented for all purposes hereof by the Collateral Agent as direct representative (direkter Stellvertreter) (the “Secured Parties”)

regarding	the pledge over the Bank Accounts.

Table of Contents

1	Definitions and Construction		3
2	Pledge of Pledged Assets		6
3	Bank Accounts		7
	3.1	Notification and Waiver	7
	3.2	Operation of Bank Accounts	7
4	Delivery of Documents		7
5	Representations and Warranties		8
6	Undertakings of the Pledgor		8
7	Enforcement		9
8	Application of Proceeds		11
9	Release of the Pledged Assets		11
10	Exculpation; Indemnification		11
11	Additional Secured Parties; Power of Attorney		12
12	Collateral Agent; Relationship among Secured Parties		12
13	Miscellaneous		13
	13.1	Bank Secrecy Waiver	13
	13.2	No Waiver	13
	13.3	Taxes, Costs and Expenses	13
	13.4	Notices	13
	13.5	Amendments	14
	13.6	Severability	14
	13.7	Transfer and Assignment	14
	13.8	Set-off	14
	13.9	Counterparts	14
	13.10	Governing Law	14
	13.11	Jurisdiction	14
Annex 1 (Details of Bank Accounts)			17
Annex 2 (Notification and Acknowledgment of Pledge and Waiver)			18

Bank Account Pledge Agreement – Veraxa Biotech Holding AG	2

Whereas

A)	On or about the date hereof, the Pledgor issued senior secured notes in the aggregate principal amount of USD 27,500,000, designated as “Senior Secured Notes due 2027” (the “Notes”).

B)	Pursuant to a securities purchase agreement dated [●], between Veraxa Biotech AG, a public limited company organized under the Laws of Switzerland with offices located at Talacker 35, 8001 Zurich, Switzerland (CHE-191.735.923), the Pledgor as PubCo, Voyager Acquisition Corp., a Cayman Islands exempted company with offices located at 131 Concord Street, Brooklyn, NY 11201 as Voyager, and the Holders as Buyers, each Buyer purchased the Notes in the aggregate principal amount set forth opposite such Buyer’s name in column (3) of the Schedule of Buyers attached thereto (unless otherwise defined herein, each term as defined therein) (the “Securities Purchase Agreement”).

C)	The Pledgor is the sole legal and beneficial holder of the Bank Accounts.

D)	It is envisaged under the Notes and the Securities Purchase Agreement that the Pledgor pledges the Pledged Assets to and for the benefit of the Secured Parties as security for the Secured Obligations.

E)	In accordance with section 11(t) (Collateral Agent / Appointment; Authorization) of the Securities Purchase Agreement, each Secured Party (other than the Collateral Agent) has appointed the Collateral Agent to accept as its direct representative (direkter Stellvertreter) any security created hereunder and to enter into this Agreement as direct representative (direkter Stellvertreter) in the name and for the account of each Secured Party.

Now, therefore, it is agreed as follows:

1	Definitions and Construction

a)	Unless the context otherwise requires or unless otherwise defined herein, capitalised terms and expressions used herein shall have the meaning ascribed to them in the Notes or the Securities Purchase Agreement.

b)	In this Agreement:

Account Bank	means each of the Swiss domiciled bank or a Swiss domiciled branch of a bank with which the Pledgor holds a Bank Account.

Agreement	means this bank account pledge agreement including all its present and future Annexes.

Annex	means an annex to this Agreement.

Bank Account Pledge Agreement – Veraxa Biotech Holding AG	3

Bank Accounts	means the bank accounts as specified in Annex 1 (Details of Bank Accounts) and any future bank account held with an Account Bank.

Bank’s Pledge	means the right to set-off, pledge, retention or similar right or security in respect of the Pledged Assets in favour of the Account Bank which are either created by operation of law or pursuant to the standard terms and conditions of the respective Account Bank (Allgemeine Geschäftsbedingungen) or otherwise.

Clause	means a clause of this Agreement.

Collateral Agent	has the meaning given to it on the cover page of this Agreement.

Enforcement	means the foreclosure or any other kind of realisation of the Pledged Assets.

Event of Default	has the meaning given to it in the Notes.

Holder	has the meaning given to it in the Notes.

including	means including without limitation, not delimiting the term(s) to which the word relates to the example(s) thereafter mentioned.

Notes	has the meaning given to it in Whereas-Clause A).

Party	means a party to this Agreement.

Parallel Debt	has the meaning given to it in the Securities Purchase Agreement.

Pledge	means a pledge (Pfandrecht) pursuant to art. 899 et seq. of the Swiss Civil Code over the Pledged Assets in accordance with the terms of this Agreement.

Pledged Assets	means all existing and future rights, claims, benefits and interest in and to the Bank Accounts, including the balances standing to the credit of the Pledgor in each Bank Account from time to time.

Pledgor	has the meaning given to it on the cover page of this Agreement.

Bank Account Pledge Agreement – Veraxa Biotech Holding AG	4

Secured Obligations	means any and all obligations (present and future, actual and contingent) which are (or are expressed to be) or become owing by the Pledgor to the Secured Parties (or any of them) under or in connection with the Transaction Documents, each as extended (including by way increase of pricing and/or principal), refinanced or deferred from time to time and in each case as amended, restated, varied, supplemented or novated from time to time, including any other documents replacing or providing for a refinancing in whole or in part of any indebtedness incurred by the Pledgor to the Secured Parties (or any of them) under or in connection with the Transaction Documents, including obligations under any guarantees given by the Pledgor under or in connection with the Transaction Documents. The Secured Obligations shall include (i) any Parallel Debt obligations (including any Parallel Debt obligations arising or extended in connection with, or relating to, future financings or refinancing or future hedging agreements) and (ii) any obligations in connection with the Transaction Documents which are based on unjust enrichment (ungerechtfertigte Bereicherung) or tort (Delikt).

Secured Parties	has the meaning given to it on the cover page of this Agreement.

Securities Purchase Agreement	has the meaning given to it in whereas-Clause B).

Transaction Documents	has the meaning given to it in the Securities Purchase Agreement.

Swiss Civil Code	means the Swiss Civil Code (Schweizerisches Zivilgesetzbuch) dated 10 December 1907, as amended and restated from time to time.

Swiss Debt Collection and Bankruptcy Act	means the Swiss Debt Collection and Bankruptcy Act (Bundesgesetz über Schuldbetreibung und Konkurs) dated 11 April 1889, as amended and restated from time to time.

Swiss Federal Intermediated Securities Act	means the Swiss Federal Intermediated Securities Act (Bucheffektengesetz) dated 3 October 2008, as amended and restated from time to time.

c)	Any reference made in this Agreement to any Transaction Document (including this Agreement) or to any other agreement or document (under whatever name) relating to a Transaction Document shall be deemed to be references to such Transaction Document or such other agreement or document as the same may have been, or may from time to time be, amended, restated, extended or novated or as the parties or persons may accede thereto or withdraw therefrom or as new notes may be issued, existing notes may be redeemed, increased, decreased or amended thereunder.

Bank Account Pledge Agreement – Veraxa Biotech Holding AG	5

d)	Any references made in this Agreement to any person include a reference to any natural or legal person, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership (whether or not having separate legal personality), as well as to any of its successors, permitted assignees and transferees shall be construed so as to include its successors in title, permitted assignees and permitted transferees.

e)	Unless the context otherwise requires, any references made in this Agreement to the Collateral Agent shall be read as references to the Collateral Agent acting for itself (including as a creditor of the Parallel Debt) and as direct representative (direkter Stellvertreter) in the name and for the account of all other Secured Parties.

2	Pledge of Pledged Assets

a)	The Pledgor hereby agrees to pledge the Pledged Assets and hereby unconditionally pledges the Pledged Assets to the Secured Parties in order to secure the Secured Obligations. The Pledge shall serve as a continuing first ranking security, free and clear of any security in favour of third parties, except for any Bank’s Pledge which has not been waived. The Collateral Agent herewith accepts such Pledge over the Pledged Assets.

b)	The security created hereunder is to be a continuing security notwithstanding (i) any intermediate payment or increase of the amount of all or any part of the Secured Obligations, (ii) any temporary discharge of all or any part of the Secured Obligations, (iii) any transfer of rights and obligations by novation or otherwise from one Secured Party to another Secured Party under the Transaction Documents and (iv) any change, amendment, or supplement whatsoever in the Transaction Documents unless and until the security is released in full by the Collateral Agent in accordance with the terms of this Agreement. The security interest constituted by this Agreement shall be cumulative, in addition to and independent of (x) every other security which the Secured Parties under or in connection with the Transaction Documents may at any time hold for the Secured Obligations and (y) any rights, powers and remedies provided by law.

Bank Account Pledge Agreement – Veraxa Biotech Holding AG	6

3	Bank Accounts

3.1	Notification and Waiver

a)	The Pledgor shall (1) on the date hereof and (2) within two (2) Business Days from the date the Pledgor opens or assumes a Bank Account: (A) notify each Account Bank of the Pledge and (B) procure that such Account Bank acknowledges the Pledge and waives any Bank’s Pledge and other priority rights it may have in relation to the Pledged Assets by duly countersigning a copy of the notification letter in the form set out in Annex 2 (Notification and Acknowledgment of Pledge and Waiver), provided that the Bank’s Pledge shall remain in full force and effect as a second ranking security interest and shall be automatically reinstated as a first ranking security in accordance with Clause 9 (Release of the Pledged Assets) and (C) deliver to the Collateral Agent a copy of the notification letter duly countersigned by such Account Bank. Provided that the Pledgor uses reasonable efforts to procure the countersignature of the relevant Account Bank, such obligation shall cease thirty (30) Business Days after (x) the date hereof or (y) the second Business Day from the date the Pledgor opens or assumes a Bank Account (as applicable), provided that the failure to receive the countersigned notification letter shall in no way impact or effect the validity of the Pledge.

b)	The Pledgor authorises the Collateral Agent to inform any Account Bank at any time of the existence of the Pledge and the terms of this Agreement, including the occurrence of an Event of Default.

3.2	Operation of Bank Accounts

a)	The Pledgor shall in accordance with the Transaction Documents be free to deal with the Bank Accounts in the ordinary course of business (including the opening and closing of Bank Accounts) until the occurrence of an Event of Default.

b)	Following the occurrence of an Event of Default the Pledgor is not entitled to dispose of any Pledged Assets or withdraw funds from any Bank Account without the prior written consent of the Collateral Agent.

4	Delivery of Documents

No later than on the date hereof, the Pledgor shall deliver to the Collateral Agent the following documents (to the extent not already delivered under the Securities Purchase Agreement):

a)	a copy of a certified excerpt from the commercial register relating to the Pledgor, to be accurate, complete and up-to-date on the date hereof;

b)	a certified copy of the Pledgor’s articles of association, to be accurate, complete and up-to-date on the date hereof; and

c)	a copy of the resolution of the board of directors (Verwaltungsrat) of the Pledgor, inter alia, approving the terms and conditions of, and the granting of the Pledge over the Pledged Assets pursuant to this Agreement.

Bank Account Pledge Agreement – Veraxa Biotech Holding AG	7

5	Representations and Warranties

a)	Without prejudice and in addition to the representations and warranties under the Securities Purchase Agreement, the Pledgor represents and warrants to the Collateral Agent and the other Secured Parties as follows:

(i)	it is the sole legal and beneficial owner of the existing Pledged Assets;

(ii)	subject to any Bank’s Pledge which has been or may be waived by the Account Bank for the benefit of the Collateral Agent and the other Secured Parties in accordance with Clause 3.1 (Notification and Waiver), the Pledged Assets have not been assigned or pledged or otherwise encumbered and are free and clear of any restriction on the ability to encumber, transfer or realise all or any part of it, save as provided for in this Agreement;

(iii)	the documents referred to in Clause 4 (Delivery of Documents) as well as the information in Annex 1 (Details of Bank Accounts) are accurate, complete and up-to-date as of the date when they are delivered to the Collateral Agent in accordance with Clause 4 (Delivery of Documents);

(iv)	the resolutions referred to in Clause 4 (Delivery of Documents) have been duly passed, accurately reflect the matters considered and resolutions taken by the respective persons and/or bodies and have not been rescinded or amended;

(v)	no book-entry securities (Bucheffekten) within the meaning of the Swiss Federal Intermediated Securities Act are deposited in the Bank Accounts; and

(vi)	the Pledgor does not maintain any deposit accounts, securities accounts and commodity accounts in or outside of Switzerland, other than the existing Bank Accounts set out in Annex 1 (Details of Bank Accounts).

b)	The representations and warranties set out in paragraph a) of this Clause 5 (Representations and Warranties) are made as per the date of this Agreement and are deemed to be repeated by the Pledgor as per the Closing Date (as defined in the Securities Purchase Agreement).

6	Undertakings of the Pledgor

Without prejudice and in addition to the covenants under the Securities Purchase Agreement and the Notes, the Pledgor hereby undertakes to the Collateral Agent and the other Secured Parties as follows:

a)	to promptly execute and deliver at its own expense all further instruments and documents, and take all further action, that the Collateral Agent may reasonably request or that are required as a matter of law, in order to (i) perfect, protect, secure, maintain and enforce the security created under this Agreement, (ii) facilitate the exercise of the Collateral Agent’s and Secured Parties’ rights and remedies under this Agreement and (iii) enable the Collateral Agent and the other Secured Parties to transfer and assign this Agreement or any rights or obligations hereunder (including the security over the Bank Accounts) in accordance with Clause 13.7 (Transfer and Assignment);

Bank Account Pledge Agreement – Veraxa Biotech Holding AG	8

b)	not to do or permit to be done anything which would adversely affect the value, priority, ranking, legality, validity or enforceability of the security interest created or expressed to be created pursuant to this Agreement;

c)	not to create or agree to create or permit to subsist any security or quasi-security over all or any part of the Pledged Assets;

d)	not to deposit book-entry securities (Bucheffekten) within the meaning of the Swiss Federal Intermediated Securities Act in the Bank Accounts;

e)	not to assign, sell, transfer, lease out, lend or otherwise dispose of all or any part of the Pledged Assets or the right to receive or to be paid the proceeds arising on the disposal of the same, or agree or attempt to do so;

f)	not to open or assume any bank account outside of Switzerland, other than bank accounts pledged to the satisfaction of the Collateral Agent;

g)	with respect to any bank account opened or assumed after the date of this Agreement, to serve a notice to the respective Account Bank in accordance with Clause 3.1 (Notification and Waiver) on the date the respective bank account is opened or assumed;

h)	to immediately notify the Collateral Agent of any occurrence which has or would have a material adverse effect on the value, the validity or the enforceability of the security interest created hereunder; and

i)	to immediately inform in writing persons such as a bankruptcy liquidator or an administrator in case of a moratorium or persons making an attachment of the existence of the rights of the Secured Parties pursuant hereto.

7	Enforcement

a)	Upon the occurrence of an Event of Default, the Collateral Agent shall be entitled (but not obligated), without prior notification, at its full discretion and notwithstanding any right of set-off of the Collateral Agent or the other Secured Parties, to:

(i)	effect Enforcement by either (A) private realisation (Private Verwertung, including, to the extent legally permissible, self-sale (Selbsteintritt)) and collection of the Pledged Assets, or (B) Enforcement proceedings pursuant to the Swiss Debt Collection and Bankruptcy Act under the exclusion of art. 41 para. 1bis of the Swiss Debt Collection and Bankruptcy Act (i.e. waiver of the beneficium excussionis realis) or any analogous provisions under applicable foreign law and the Parties agree in advance that a discretionary sale (Freihandverkauf) shall be permitted;

Bank Account Pledge Agreement – Veraxa Biotech Holding AG	9

(ii)	act as Collateral Agent contracting in its own name and in the name of the other Secured Parties and on its and their accounts or for the account of third persons in private or official Enforcement; and/or

(iii)	apply all monies standing to the credit of the Bank Accounts and the Pledged Assets as though they were the proceeds of an Enforcement under this Agreement.

b)	Failure by the Collateral Agent or by any other Secured Party to sell Pledged Assets or to exercise any right or remedy including the acceptance of partial or delinquent payments shall not result in any liability of the Collateral Agent or any other Secured Party and shall not prejudice any of the rights the Collateral Agent or any other Secured Party may have under this Agreement or any other Transaction Document nor be a waiver of any obligation of the Pledgor hereunder and/or thereunder.

c)	Notwithstanding previous sales or transfers of Pledged Assets without formality or notice, the Collateral Agent and the other Secured Parties retain the right at all times to take any measure they deem necessary or appropriate in accordance with the Swiss Debt Collection and Bankruptcy Act or any analogous provisions under applicable foreign law.

d)	The Collateral Agent shall be entitled to enforce the Pledge in respect of all or only part of the Pledged Assets. Partial Enforcement shall not affect the Pledge on the remaining Pledged Assets.

e)	If the currency of the Secured Obligations is different from that of the Enforcement proceeds, the Collateral Agent shall determine at its discretion the conversion rate to be used in applying the Enforcement proceeds to the payment of the Secured Obligations.

f)	The Pledgor agrees that the Collateral Agent can instruct a third party to conduct the Enforcement of the Pledge in its name and for its account.

g)	If the security created under this Agreement is enforced or if Secured Obligations have been discharged, no legal subrogation of claims (Subrogation) shall occur and no related rights of the Collateral Agent or any other Secured Party shall pass on by subrogation or otherwise.

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8	Application of Proceeds

a)	The proceeds resulting from the Enforcement of the Pledge of the Pledged Assets (or any part thereof) shall be applied by the Collateral Agent towards the satisfaction of the Secured Obligations.

b)	Until the full and final satisfaction and discharge of all Secured Obligations, the Secured Parties shall be entitled to treat all Enforcement proceeds as additional collateral for the Secured Obligations, notwithstanding their right to seek satisfaction from such proceeds at any time.

9	Release of the Pledged Assets

a)	The Collateral Agent shall release the Pledged Assets from the Pledge or, in case of Enforcement of a part of the Pledged Assets, the remainder thereof, if and when all Secured Obligations have been duly discharged or performed in full.

b)	Neither the Collateral Agent nor any other Secured Party will make any representation or warranty in relation to the released Pledged Assets, except that, upon their release pursuant to paragraph a) above, any such Pledged Assets shall be delivered to the Pledgor free and clear of any encumbrance or other third party right granted by the Collateral Agent or any other Secured Party.

c)	If any payment by the Pledgor in respect of Secured Obligations, whereupon the Collateral Agent or any other Secured Party released the Pledged Assets (or any part thereof) created pursuant to this Agreement, is avoided or reduced as a result of insolvency or any similar event:

(i)	this Agreement, the liability of the Pledgor and the Pledge expressed to be created under this Agreement shall be reinstated and continue as if the payment, discharge, avoidance or reduction had not occurred; and

(ii)	the Pledgor shall return and deliver (as the case may be) to the Collateral Agent any Pledged Assets, including, for the avoidance of doubt, any proceeds from the disposal of and any other substitutes for the Pledged Assets, as if the repayment, discharge, avoidance or reduction had not occurred, free and clear of any encumbrance or other third party right.

10	Exculpation; Indemnification

a)	The Collateral Agent shall not be liable for any loss or damage suffered by the Pledgor.

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b)	The Pledgor shall indemnify the Collateral Agent and keep the Collateral Agent indemnified against any and all losses, actions, claims, expenses, demands and liabilities which may be incurred by or made against the Collateral Agent for anything done or omitted by the Collateral Agent in the exercise or purported exercise of the powers contained herein in accordance with the Transaction Documents. Any reference in this paragraph to the Collateral Agent shall include any attorney, manager, agent or other person appointed by the Collateral Agent in accordance with the provisions of this Agreement and the other Transaction Documents.

11	Additional Secured Parties; Power of Attorney

a)	The Pledgor acknowledges and agrees that the Collateral Agent is entering into this Agreement acting for itself (including as creditor of the Parallel Debt) and as direct representative (direkter Stellvertreter) in the name and for the account of all other Secured Parties and that for such purpose upon assignment or transfer of all or any part of the Secured Obligations to another Holder, such other Holder shall automatically become a Secured Party hereunder and any Holder which has ceased to be a Holder shall automatically cease to be a Secured Party hereunder. The Pledgor further acknowledges and agrees that any person appointed by the Collateral Agent as its delegate or successor in accordance with any of the Transaction Documents shall be a Secured Party hereunder.

b)	The Pledgor appoints and authorises the Collateral Agent to be its attorney and in its name, on its behalf and as its act and deed to execute, deliver and perfect all documents and do all things that the Collateral Agent may consider to be requisite for carrying out any obligation imposed on the Pledgor under this Agreement or exercising any of the rights conferred on the Collateral Agent or the other Secured Parties by this Agreement or by law, in particular in connection with a private realisation (Private Verwertung, including, to the extent legally permissible, self-sale (Selbsteintritt)), provided that as long as no Event of Default has occurred the Collateral Agent agrees not to take any such step unless the Collateral Agent would have the right under this Agreement to request the Pledgor to take such step and the Pledgor has failed to take such step within 5 Business Days or such shorter period as may be reasonably necessary to safeguard the Collateral Agent’s and the other Secured Parties interests, upon receipt of a written notice to such effect.

12	Collateral Agent; Relationship among Secured Parties

a)	Each Secured Party has, and each future Secured Party shall be deemed to have, appointed pursuant to section 11(t) (Collateral Agent / Appointment; Authorization) of the Securities Purchase Agreement the Collateral Agent as its agent for all purposes of this Agreement and with full power and authority to act as agent and as direct representative (direkter Stellvertreter) in the name and for the account of each Secured Party.

b)	The relationship among the Secured Parties and the relationship between the Collateral Agent and the Secured Parties shall be governed by the Transaction Documents.

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c)	The Parties agree that the Pledgor neither need nor may be concerned with such relationship but shall be entitled to rely on all acts of the Collateral Agent as being made in accordance with and for the account of all Secured Parties and the Collateral Agent hereby confirms that each Secured Party has agreed or will agree that it will act through the Collateral Agent for all purposes of this Agreement.

13	Miscellaneous

13.1	Bank Secrecy Waiver

The Pledgor hereby expressly authorizes and instructs the Account Bank to disclose to the Collateral Agent and the other Secured Parties any documents and all requested information regarding the Bank Accounts and therefore unconditionally releases the Collateral Agent and the other Secured Parties from its banking secrecy and data protection obligations for the purposes of complying with and performing the terms of this Agreement and the Transaction Documents.

13.2	No Waiver

No failure or delay by the Collateral Agent or any other Secured Party in exercising any right, power or privilege granted under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

13.3	Taxes, Costs and Expenses

All taxes, costs, fees and expenses (including legal fees) arising out of or in connection with the perfection, maintenance, protection and Enforcement of the security created under this Agreement or the exercise of any of the Secured Parties’ rights granted under this Agreement shall be borne by the Pledgor.

13.4	Notices

All notices or other communications to be given under or in connection with this Agreement shall be made in accordance with section 11 (f) (Miscellaneous / Notices) of the Securities Purchase Agreement and if to the Collateral Agent, shall be made to the following address:

HBC Collateral Agent LLC

c/o Hudson Bay Capital Management LP

290 Harbor Drive, 3rd Floor

Stamford, CT 06902

Attn: Eric Helenek

notices@hightrailcap.com

hbc.pc.am@hudsonbaycapital

Tel.: 1 (917) 414-1733

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13.5	Amendments

This Agreement may only be modified or amended in writing.

13.6	Severability

If at any time any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable in any respect under the law of any relevant jurisdiction, such provision shall as to such jurisdiction, be ineffective to the extent necessary without affecting or impairing the validity, legality and enforceability of the remaining provisions of this Agreement. The Parties shall, acting in good faith, replace such illegal, invalid or unenforceable provision with a provision which comes as close as possible to the purpose of this Agreement.

13.7	Transfer and Assignment

a)	The Pledgor may not transfer or assign this Agreement or any rights or obligations hereunder without the prior written consent of the Collateral Agent.

b)	The Collateral Agent may transfer and assign this Agreement or any rights or obligations hereunder without the consent of the Pledgor to any person or entity that is appointed as successor Collateral Agent under the Transaction Documents and each Secured Party may transfer and assign any rights or obligations hereunder without the consent of the Pledgor to any person or entity in accordance with the Transaction Documents.

13.8	Set-off

The Pledgor shall not have the right to offset any payment obligation owed under any of the Transaction Documents with any claim against any of the Secured Parties and the Collateral Agent.

13.9	Counterparts

This Agreement may be signed and delivered in any number of counterparts, and this has the same effect as if the signature on the counterparts were on a single copy of this Agreement.

13.10	Governing Law

This Agreement (including the pledge of the Pledged Assets) shall be governed by and construed in accordance with the substantive law of Switzerland, under the exclusion of the Swiss international conflict of law rules.

13.11	Jurisdiction

a)	The exclusive place of jurisdiction for any dispute, claim or controversy arising under, out of or in connection with or related to this Agreement (or subsequent amendments thereof), including, without limitation, disputes, claims or controversies regarding its existence, validity, interpretation, performance, breach or termination, shall be with the courts of the city of Zurich (Zurich 1), Switzerland.

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b)	This Clause 13.11 (Jurisdiction) is for the benefit of the Collateral Agent and the other Secured Parties only. As a result, the Collateral Agent and the other Secured Parties shall not be prevented from taking proceedings relating to a dispute in any other courts at the place of domicile of the Pledgor, the Collateral Agent or any other Secured Party, or at any branch office of the Pledgor, the Collateral Agent, or any other Secured Party or at the place where the Bank Accounts are located. It being understood that Swiss law shall continue to apply exclusively. To the fullest extent permitted by applicable law, the Collateral Agent and the other Secured Parties may take concurrent proceedings in any number of these jurisdictions.

Signatures on the next page

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Veraxa Biotech Holding AG as Pledgor

Name:	Name:
Title:	Title:

HBC Collateral Agent LLC
as Collateral Agent

acting for itself (including as creditor of the Parallel Debt) and as direct representative (direkter Stellvertreter) in the name and for the account of all other Secured Parties

Name:
Title:

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Annex 1 (Details of Bank Accounts)

Account Bank	Account Holder	IBAN	Currency
EFG Bank AG, Zurich, Bleicherweg 8 8022 Zürich, Switzerland	Veraxa Biotech Holding AG	CH07 0866 7005 3417 3110 7	CHF
EFG Bank AG, Zurich, Bleicherweg 8 8022 Zürich, Switzerland	Veraxa Biotech Holding AG	CH28 0866 7007 5498 9110 9	CHF
EFG Bank AG, Zurich, Bleicherweg 8 8022 Zürich, Switzerland	Veraxa Biotech Holding AG	CH28 0866 7007 5498 9120 6	USD
EFG Bank AG, Zurich, Bleicherweg 8 8022 Zürich, Switzerland	Veraxa Biotech Holding AG	CH28 0866 7007 5498 9130 3	EUR

Bank Account Pledge Agreement – Veraxa Biotech Holding AG	17

Annex 2 (Notification and Acknowledgment of Pledge and Waiver)

[Letterhead of Pledgor]

To:	[Account Bank]

Cc:	HBC Collateral Agent LLC

c/o Hudson Bay Capital Management LP

290 Harbor Drive, 3rd Floor
Stamford, CT 06902
USA

[●], 2026

Notification and Acknowledgment of Pledge and Waiver

Dear Sirs

Reference is made to the following bank accounts held by Veraxa Biotech AG (the “Pledgor”) with you (the “Bank Accounts”):

●	[Bank Accounts]

You are hereby notified that the Pledgor and [insert name of Collateral Agent], as Collateral Agent and pledgee acting for itself and as direct representative (direkter Stellvertreter) in the name and for the account of certain other pledgees (the “Collateral Agent”), have entered into a bank account pledge agreement (the “Agreement”). Thereby, the Pledgor has pledged to the Collateral Agent and the pledgees all of its existing and future rights, claims, benefits and interest in and to the Bank Accounts, including, without limitation, the balances standing to the credit of the Pledgor from time to time (the “Pledged Assets”).

Prior to the notification to you by the Collateral Agent of the occurrence of an event of default, the Pledgor remains authorised to dispose of and/or administer the Pledged Assets and to deal with the Bank Accounts at its full and sole discretion (including the closing of Bank Accounts).

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Upon the notification to you by the Collateral Agent of an event of default (i) the Collateral Agent has the right to immediately and freely dispose of the Pledged Assets, to withdraw funds from, and to administrate and/or close, the Bank Accounts; (ii) the Pledgor is not entitled anymore to dispose of any Pledged Assets or to withdraw funds from the Bank Accounts without the prior written consent of the Collateral Agent; (iii) the Collateral Agent may give you respective instructions without any restrictions (the “Instructions”); and (iv) you may only validly discharge your obligations in respect of the Pledged Assets by payment/transfer in accordance with the Instructions.

You may fully – without any responsibility on your side – rely on the Instructions and any notification sent to you on the letterhead of the Collateral Agent, whether delivered in form of an original or of a copy and you are released from any duty to verify (i) the authenticity of any signature; (ii) the signature power of any individual that has signed any Instruction or any notification on behalf of the Collateral Agent; or (iii) the veracity of the statements contained in the Instructions or notification.

The Pledgor herewith waives any secrecy rights in relation to the Pledged Assets for the benefit of the Collateral Agent, and you are herewith released from banking secrecy and any other statutory or contractual confidentiality obligations for all purposes in connection with the Pledged Assets. We hereby authorise and instruct you to disclose, upon request of the Collateral Agent, any information relating to the Pledged Assets to the Collateral Agent.

Furthermore, we hereby ask you, for the benefit of the Collateral Agent and the other pledgees, to irrevocably waive any prior-ranking right of pledge, any prior-ranking right of other security and any right of set-off you have over, or in relation to, the Pledged Assets, as long as the pledge created under the Agreement is in effect, provided that such rights shall remain in full force and effect as second ranking security interests and shall be automatically reinstated upon the release of the Pledged Assets.

The Pledgor undertakes to release and hold you harmless (i) from all liabilities of whatever nature incurred by you in connection with the Agreement; and (ii) from all claims asserted against you out of, or in connection with, the Agreement, save in case of wilful misconduct or gross negligence on your part.

Any reference made in this notification to the Collateral Agent shall include a reference to any of its successors, permitted assignees and transferees.

This letter shall be subject to and governed by Swiss substantive law. The exclusive place of jurisdiction shall be the city of Zurich, Switzerland, venue being 1.

We kindly ask you to return a duly countersigned copy of this letter to the Pledgor in order to acknowledge your consent to the matters set forth therein.

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Yours sincerely,

Veraxa Biotech AG

Name:	Name:
Title:	Title:

HBC Collateral Agent LLC as Collateral Agent

Name:
Title:

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Acknowledged and agreed:

[Account Bank]

Name:	Name:
Title:	Title:

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